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                                                                       Exhibit 5

                                 August 9, 2002

Schlumberger Limited
153 East 53rd Street, 57th Floor
New York, New York 10022-4624

Ladies and Gentlemen:

      In connection with the Registration Statement on Form S-4 (the "Registration Statement") being filed by Schlumberger Limited, a corporation organized under the laws of the Netherlands Antilles ("Schlumberger"), with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to up to 5,000,000 shares (the "Shares") of common stock, par value $.01 per share, of Schlumberger to be offered and sold from time to time pursuant to Rule 415 of the General Rules and Regulations of the Commission promulgated under the Securities Act, certain legal matters in connection with the Shares are being passed on for you by me. At your request, this opinion is being furnished for filing as Exhibit 5 to the Registration Statement.

      I am a member of the New York bar, and I am not admitted to practice in, nor do I hold myself out as an expert on the laws of, the Netherlands Antilles. I have, however, consulted with the law firm of Smeets Thesseling Van Bokhorst, counsel qualified to practice in the Netherlands Antilles. Insofar as the opinions expressed below involve conclusions as to matters governed by the laws of the Netherlands Antilles, I am relying on the opinion of such counsel.

      In my capacity as Secretary and General Counsel of Schlumberger, I am familiar with the Articles of Incorporation and Bylaws of Schlumberger, each as amended to date, have familiarized myself with the matters discussed herein and have examined all statutes and other records, instruments and documents pertaining to Schlumberger and the matters discussed herein that I deem necessary to examine for the purpose of this opinion. I have assumed that all signatures on all documents examined by me are genuine, that all documents submitted to me as originals are accurate and complete, that all documents submitted to me as copies are true and correct copies of the originals thereof and that all information submitted to me was accurate and complete. In addition, I have assumed for the purpose of this opinion that the consideration received by Schlumberger for the Shares was not, in the case of treasury shares, and will not be, in the case of original issue shares, less than the par value of the Shares.

      Based upon my examination as aforesaid, I am of the opinion that the Shares have been duly authorized and, when delivered to and paid for by the purchasers thereof in accordance with the terms of the agreement under which they are sold, the Shares will be validly issued, fully paid and non-assessable.

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      I consent to the filing of this opinion as an exhibit to the Registration
Statement and the references to my name under the caption "Legal Matters" in the prospectus contained in the Registration Statement and in any prospectus supplement forming a part of the Registration Statement. In giving such consent, I do not thereby concede that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                            Very truly yours,

                                            /s/ Ellen S. Summer

                                            Ellen S. Summer